Exhibit 99.1

News Release

Kim Fennell and Amy Guggenheim Shenkan to join Ritchie Bros.’ Board of Directors

VANCOUVER, June 14, 2017 – Ritchie Bros., the world’s largest industrial auctioneer and provider of asset management services (NYSE & TSX: RBA), is pleased to announce the appointment of J. Kim Fennell and Amy Guggenheim Shenkan to its Board of Directors, effective July 1, 2017.

Commenting on the two appointments, Bev Briscoe, Chair of Ritchie Bros.’ board said: “We are very excited to welcome Kim and Amy as our newest directors. They each bring unique leadership experience in sectors that have seen significant innovation and growth over the last two decades.”

Said Ritchie Bros’ CEO Ravi Saligram, “With the acquisition of IronPlanet now completed, and integration efforts well underway, the company has accelerated its transformation into an information and insights driven, digitally savvy, multichannel solution provider. Kim and Amy bring a strongly complementary and highly relevant combination of skillsets that will provide great strategic value to the Company as it continues down this exciting path.”

J. Kim (Kim) Fennell is currently Head, Location-Based Services Partnerships at Uber Technologies, Inc., a mobile application based transportation network that connects passengers with drivers of vehicles for hire. Mr. Fennell had been President and CEO of deCarta, Inc., a location-based services platform company that provided geospatial technologies for online mapping, routing and navigation, prior to its acquisition by Uber in 2015. Prior to deCarta, he held various CEO and other senior positions in the communications and technology sector, principally at Octel Communications, with significant experience in enterprise sales, both in North America and Europe. Kim holds a B.A. in Political Science and Economics from Queen’s University. Kim is a Charter Member of the C100 association and sits on the board of the Silicon Valley Leadership Group Foundation.

Amy Guggenheim Shenkan is President and Chief Operating Officer of Common Sense Media, the leading national not for profit organization dedicated to helping kids, families and educators successfully navigate the media and technology world. Prior to joining Common Sense Media in 2011, Ms. Shenkan was an online and multichannel sales and marketing expert with McKinsey & Company, Inc. advising global businesses across many industries about the use of the internet to make digital transformations. Ms. Shenkan also held leadership roles at Travelocity (formerly Preview Travel) and Wells Fargo as these companies transformed their companies and their industries by leveraging technology. She holds a B.A. from the University of Michigan and an M.B.A. from Harvard Business School.

About Ritchie Bros.
Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a multitude of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company's selling channels include: Ritchie Bros. Auctioneers, the world's largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing its exclusive IronClad Assurance® equipment condition certification; EquipmentOne, an online auction marketplace; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The company also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about the unprecedented choice provided by Ritchie Bros., visit RitchieBros.com.

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News Release

For more information, please contact:

Erwyn Naidoo

Investor Relations

Phone: 778 331 5219

Email: enaidoo@rbauction.com

Darren Watt

Corporate Secretary

Phone: 778 331 5500

Email: dwatt@rbauction.com

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